[********] = Certain confidential information contained in this document, marked by brackets, is filed with the Securities and Exchange Commission pursuant to Rule 24b-2 of the Securities Exchange Act of 1934, as amended.

Exhibit 4.1

ROYALTY PURCHASE AGREEMENT

dated as of September 20, 2018

among Agenus Royalty Fund, LLC
as Seller,

AGENUS Inc.
as Seller Parent

and

XOMA (US) LLC
Purchaser

TABLE OF CONTENTS

Page

ARTICLE I DEFINITIONS	1
Section 1.01	Definitions.1
ARTICLE II PURCHASE AND SALE OF THE PURCHASED ROYALTY INTERESTs	1
Section 2.01	Purchase and Sale.1
Section 2.02	Transfers and Payments in Respect of the Purchased Royalty Interests.1
Section 2.03	Purchase Price.1
Section 2.04	No Assumed Obligations.1
Section 2.05	Excluded Assets.1
ARTICLE III REPRESENTATIONS AND WARRANTIES OF SELLER Parent	1
Section 3.01	Organization; Operations of Seller Parent and Seller.1
Section 3.02	Corporate Authorization.1
Section 3.03	Governmental Authorization.1
Section 3.04	Ownership.1
Section 3.05	Solvency.1
Section 3.06	Litigation.1
Section 3.07	Compliance with Laws.1
Section 3.08	Conflicts.1
Section 3.09	No Withholding1
Section 3.10	License Agreements1
Section 3.11	Products; Royalties.1
Section 3.12	Intellectual Property Matters.1
Section 3.13	No Other Representations or Warranties.1
ARTICLE IV REPRESENTATIONS AND WARRANTIES OF THE PURCHASER	1
Section 4.01	Organization.1
Section 4.02	Authorization.1
Section 4.03	Broker’s Fees.1
Section 4.04	Conflicts.1
Section 4.05	Access to Information.1
ARTICLE V COVENANTS	1
Section 5.01	Books and Records.1
Section 5.02	Confidentiality; Public Announcement.1
Section 5.03	Commercially Reasonable Efforts; Further Assurance.1
Section 5.04	Remittance to Joint Escrow Account.1

[********] = Certain confidential information contained in this document, marked by brackets, is filed with the Securities and Exchange Commission pursuant to Rule 24b-2 of the Securities Exchange Act of 1934, as amended.

Section 5.05	Incyte Agreement, Merck Agreement.1
Section 5.06	Audits.1
Section 5.07	Notice.1
Section 5.08	Seller Operations.1
Section 5.09	Special Purpose Vehicle Covenants1
Section 5.10	Patent Maintenance1
Section 5.11	[********]1
ARTICLE VI THE CLOSING; CONDITIONS TO CLOSING	1
Section 6.01	Closing.1
Section 6.02	Conditions Applicable to Purchaser in Closing.1
Section 6.03	Conditions Applicable to Seller in Closing.1
ARTICLE VII EXPIRATION	1
Section 7.01	Expiration Date.1
Section 7.02	Effect of Expiration.1
ARTICLE VIII MISCELLANEOUS	1
Section 8.01	Survival.1
Section 8.02	Specific Performance.1
Section 8.03	Notices.1
Section 8.04	Successors and Assigns.1
Section 8.05	Indemnification.1
Section 8.06	Independent Nature of Relationship.1
Section 8.07	Tax.1
Section 8.08	Entire Agreement.1
Section 8.09	Governing Law.1
Section 8.10	Severability.1
Section 8.11	Counterparts; Effectiveness.1
Section 8.12	Amendments; No Waivers.1

[********] = Certain confidential information contained in this document, marked by brackets, is filed with the Securities and Exchange Commission pursuant to Rule 24b-2 of the Securities Exchange Act of 1934, as amended.

EXHIBITS

Exhibit A—Form of Bill of Sale

Exhibit B—Incyte Agreement

Exhibit C	—Merck Agreement
Exhibit D	—LICR Agreement

Exhibit E—Intellectual Property Matters

Exhibit F—Form of Incyte Direction Letter

Exhibit G—Form of Merck Direction Letter

Exhibit H—Form of Legal Opinion of Goodwin Procter LLP

[********] = Certain confidential information contained in this document, marked by brackets, is filed with the Securities and Exchange Commission pursuant to Rule 24b-2 of the Securities Exchange Act of 1934, as amended.

ROYALTY PURCHASE AGREEMENT

This ROYALTY PURCHASE AGREEMENT (as amended, supplemented or otherwise modified from time to time, this “Agreement”) is made and entered into as of September 20, 2018, by and among AGENUS ROYALTY FUND, LLC, a Delaware limited liability company (“Seller”), Agenus Inc., a Delaware corporation (“Seller Parent”), and XOMA (US) LLC (“Purchaser”).

WHEREAS, Seller wishes to sell, assign, convey and transfer to Purchaser, and Purchaser wishes to purchase from Seller, the Purchased Royalty Interests, upon and subject to the terms and conditions hereinafter set forth.

NOW, THEREFORE, in consideration of the mutual covenants, agreements representations and warranties set forth herein, the parties hereto agree as follows:

ARTICLE I
DEFINITIONS

Section 1.01Definitions.

The following terms, as used herein, shall have the following meanings:

“Affiliate” shall mean any Person that controls, is controlled by, or is under common control with another Person.  For purposes of this definition, “control” shall mean (i) in the case of corporate entities, direct or indirect ownership of at least fifty percent (50%) of the stock or shares having the right to vote for the election of directors, and (ii) in the case of non-corporate entities, direct or indirect ownership of at least fifty percent (50%) of the equity interests with the power, or the power by contract or otherwise, to direct the management and policies of such non-corporate entities.

“Agenus Switzerland” shall mean Agenus Switzerland Inc., a joint stock company organized under the laws of Switzerland formerly known as 4-Antibody AG, and a wholly-owned subsidiary of Seller Parent.

“Agreement” shall have the meaning set forth in the first paragraph hereof.

“Bankruptcy Event” shall mean the occurrence of any of the following:

(i) Seller shall commence any case, proceeding or other action (a) under any existing or future law of any jurisdiction, domestic or foreign, relating to bankruptcy, insolvency, reorganization, relief of debtors or the like, seeking to have an order for relief entered with respect to such party, or seeking to adjudicate it bankrupt or insolvent, or seeking reorganization, arrangement, adjustment, winding-up, liquidation, dissolution, composition or other relief with respect to it or its respective debts, or (b) seeking appointment of a receiver, trustee, custodian or other similar official for it or for all or any portion of its assets, or Seller shall make a general assignment for the benefit of its creditors; or

[********] = Certain confidential information contained in this document, marked by brackets, is filed with the Securities and Exchange Commission pursuant to Rule 24b-2 of the Securities Exchange Act of 1934, as amended.

(ii) there shall be commenced against Seller any case, proceeding or other action of a nature referred to in clause (i) above which remains undismissed, undischarged or unbonded for a period of ninety (90) calendar days; or

(iii) there shall be commenced against Seller any case, proceeding or other action seeking issuance of a warrant of attachment, execution, distraint or similar process against (a) all or any substantial portion of its assets and/or (b) the Royalties, which results in the entry of an order for any such relief which shall not have been vacated, discharged, stayed, satisfied or bonded pending appeal within forty-five (45) calendar days from the entry thereof; or

(iv) Seller shall take any action in furtherance of, or indicating its consent to, approval of, or acquiescence in, any of the acts set forth in clause (i), (ii) or (iii) above; or

(v) Seller shall become unable, admit in writing its inability, or fail generally, to pay its debts as they become due; or

(vi) Seller shall be in a financial condition such that the sum of its debts, as they become due and mature, is greater than the fair value of its property on a going concern basis.

“Bill of Sale” shall mean the Bill of Sale pursuant to which Seller shall assign to Purchaser all of its right, title and interest in and to the Purchased Royalty Interests purchased hereunder, which Bill of Sale shall be substantially in the form of Exhibit A.

“Business Day” shall mean any day other than a Saturday, a Sunday, any day which is a legal holiday under the laws of New York, or any day on which banking institutions located in New York or in the state in which the Depository Bank is located are authorized or required by law or other governmental action to close.

“Closing” shall have the meaning set forth in Section 6.01.

“Closing Date” shall have the meaning set forth in Section 6.01.

“Confidential Information” shall mean, as it relates to Seller Parent, Seller and their respective Affiliates, the Incyte Agreement, the Merck Agreement,  the Licensed Products, the Patent Rights, know-how, trade secrets, confidential business information, financial data and other like information (including but not limited to ideas, research and development, know-how, formulas, schematics, compositions, technical data and results, techniques, inventions (whether patentable or not), practices, methods, specifications, customer and supplier lists, pricing and cost information, and business and marketing plans and proposals), inventory, ideas, algorithms, processes, computer software programs or applications (in both source code and object code form), client lists, tangible or intangible proprietary information or material, and any other technical or scientific information, as well as any such information that would be deemed “Confidential Information” of Merck under the Merck Agreement or of Incyte under the Incyte Agreement, in each case, regardless of whether such information is specifically designated as confidential and

[********] = Certain confidential information contained in this document, marked by brackets, is filed with the Securities and Exchange Commission pursuant to Rule 24b-2 of the Securities Exchange Act of 1934, as amended.

regardless of whether such information is in written, oral, electronic, or other form.  For the avoidance of doubt, any notices or reports delivered by a Seller Party pursuant to this Agreement shall be deemed to be Confidential Information.

“Confidentiality Breach” means, with respect to the disclosure of any Confidential Information that a Seller Party received pursuant or related to the Merck Agreement, Incyte Agreement or LICR Agreement, as applicable, to Purchaser, that such disclosure would be expected, in Seller Parent’s reasonable, good faith judgment, to constitute a breach by Seller Parent of its confidentiality obligations under such agreement.

“Depository Bank” shall mean Bank of New York Mellon or such other bank or financial institution as may be agreed between the parties from time to time.

“Direction Letters” shall have the meaning set forth in Section 2.02(a)i.

“Discrepancy” shall have the meaning set forth in Section 2.02(a)iii.

“Dispute” shall mean any opposition, interference proceeding, reexamination proceeding, cancellation proceeding, re-issue proceeding, invalidation proceeding, inter parties review proceeding, injunction, claim, lawsuit, proceeding, hearing, investigation, complaint, arbitration, mediation, demand, investigation, or decree.

“EMA” shall mean the European Medicines Agency.

“Excluded Incyte Milestone” shall mean one Milestone Payment of $5,000,000 to be received by Seller from Incyte for the advancement of the TIM-3 program into clinical development pursuant to Section 7.5(b) of the Incyte Agreement.

“Excluded Liabilities and Obligations” shall have the meaning set forth in Section 2.04.

“Exploitation” shall mean, with respect to a Licensed Product, the manufacture, use, sale, offer for sale (including marketing and promotion), importation, distribution or other commercialization.

“FDA” shall mean the United States Food and Drug Administration and any successor agency thereto.

“Governmental Authority” shall mean any government, court, regulatory or administrative agency or commission, or other governmental authority, agency or instrumentality, whether foreign, federal, state or local (domestic or foreign), including each Patent Office, the FDA, the EMA, or any other government authority in any country.

“Incyte” shall mean Incyte Europe Sarl, a Swiss limited liability company, its Affiliates and any successors-in-interest and assigns under the Incyte Agreement.

“Incyte Agreement” shall mean that certain License, Development and Commercialization Agreement, dated as of January 9, 2015, by and between Seller Parent and Incyte, as amended on February 14, 2017, and as may be further amended from time to time, together with the following

[********] = Certain confidential information contained in this document, marked by brackets, is filed with the Securities and Exchange Commission pursuant to Rule 24b-2 of the Securities Exchange Act of 1934, as amended.

letter agreements, letter dated November 6, 2015, Side Letter No. 1 dated February 2, 2016, Side Letter No. 2 dated April 20, 2016 and Side Letter No. 3 dated December 21, 2017.

“Incyte Confidential Information” shall have the meaning set forth in Section 5.02(f).

“Incyte Direction Letter” shall have the meaning set forth in Section 5.04(c).

“Joint Escrow Account” shall mean the deposit account established and maintained at the Depository Bank into which payments of the Royalties and Milestones are to be remitted in accordance with Section 2.02(a) (and the terms of an escrow agreement to be agreed upon by the parties) and the account from which the Depository Bank transfers funds into the Purchaser Account and the Seller Account.

“Knowledge” shall mean, with respect to the Seller Parties and their Affiliates, the actual knowledge of (i) Garo Armen, Chief Executive Officer of the Seller Parent, (ii) Christine Klaskin, VP of Finance of the Seller Parent, (iii) Evan Kearns, Vice President and General Counsel of the Seller Parent, (iv) Michael Plater, Chief Business Officer of the Seller Parent, and (v) Christian Cortis, Chief Strategy Officer & Head of Finance of the Seller Parent and their respective successors in such positions, provided that with respect to Sections 3.11(g) and 3.12, “Knowledge” shall mean the actual knowledge of Michael Robinson, Vice President, Head of Intellectual Property, and his successor in such position.

“Law” shall mean any law, rule, ordinance or regulation, or any judgment, order, writ, decree, permit or license of any Governmental Authority.

“License Party Audit” shall have the meaning set forth in Section 5.06(b).

“Licensed Patents” means pending or granted: (i) patent applications as set forth in Exhibit E, and the patents resulting therefrom, if any, (ii) divisionals, continuations, continuations-in-part (solely to the extent such continuations-in-part disclose the same invention disclosed in any of the foregoing), reissues, renewals, substitutions, registrations, re-examinations, revalidations, and the like of any such patents and patent applications the subject of (i) above, and (iii) any and all foreign equivalents of the patents and patent applications the subject of (i) and (ii) above.

“Licensed Product” as to the Incyte Agreement or the Merck Agreement, as applicable, shall mean each Product covered therein as of the date hereof.

“LICR” shall mean the Ludwig Institute for Cancer Research Ltd., a non-profit corporation organized under the laws of Switzerland, its Affiliates and any successors-in-interest and assigns under the LICR Agreement.

“LICR Agreement” shall mean that certain License Agreement dated as of December 5, 2014, by and between LICR and Seller Parent, and as may be further amended from time to time in the future.

“Lien” shall mean lien, hypothecation, charge, instrument, preference, priority, security agreement, security interest, interest, mortgage, option, privilege, pledge, liability, covenant, order, tax, right of recovery, trust or deemed trust (whether contractual, statutory or otherwise arising) or

[********] = Certain confidential information contained in this document, marked by brackets, is filed with the Securities and Exchange Commission pursuant to Rule 24b-2 of the Securities Exchange Act of 1934, as amended.

any encumbrance, right or claim of any other person of any kind whatsoever whether choate or inchoate, filed or unfiled, noticed or unnoticed, recorded or unrecorded, contingent or non-contingent, material or non-material, known or unknown.

“Losses” shall mean collectively, any and all damages, losses, assessments, awards, cause of actions, claims, charges, costs and expense (including reasonable expenses of investigation and reasonable attorneys’ fees and expenses), fines, judgments, liabilities, obligations or penalties; provided, however that Losses shall not include any lost profits  or consequential, punitive, special or incidental damages except any lost profits or consequential, punitive, special or incidental damages awarded or payable by a Purchaser Indemnified Party to a Third Party in connection with a claim or action for which the Seller Parent is required to indemnify the Purchaser pursuant to Section 8.05.

“Material Adverse Effect” shall mean a material adverse effect on (i) the validity or enforceability of any of the Transaction Documents, the Incyte Agreement or the Merck Agreement, (ii) the ability of a Seller Party or any of its Affiliates to perform any of its material obligations under any of the Transaction Documents, the Incyte Agreement or the Merck Agreement, (iii) the rights or remedies of Purchaser under any of the Transaction Documents, the Incyte Agreement or the Merck Agreement,  (iv)  the timing, amount or duration of the Royalties, taken as a whole, and recognizing the early stage nature of the Licensed Products and the risks associated with the development and potential commercialization of early stage biopharmaceutical products, or (v) the right of  Purchaser to receive payments in respect of the Purchased Royalty Interests in accordance with the Transaction Documents, the Incyte Agreement or the Merck Agreement.

“Merck” shall mean Merck Sharp & Dohme Corp., a corporation organized and existing under the laws of New Jersey, its Affiliates and any successors-in-interest and assigns under the Merck Agreement.

“Merck Agreement” shall mean that certain License and Research Collaboration Agreement dated as of April 25, 2014, by and between Merck and Seller Parent, as amended effective April 25, 2015, and February 6, 2017, and as may be further amended from time to time.

“Milestones” shall mean one hundred percent (100%) of all future milestone payments that become owed, accrued or otherwise payable to Seller after the Closing pursuant to Section 5.4 of the Merck Agreement and Section 7.5 of the Incyte Agreement including, without limitation, all clinical, regulatory, commercial and sales milestones pursuant to such sections (collectively, the “Milestone Payments”), and any future sums accrued, paid or due, other than Milestone Payments, that are (i) in lieu of the Milestone Payments (which shall not consist of securities without Purchaser’s prior written consent); (ii) in satisfaction of the obligation to pay the Milestone Payments; or (iii) indemnity payments, recoveries, damages, settlement or other amounts to which Seller is or may become entitled to pursuant to or in connection with the Incyte Agreement or the Merck Agreement, as applicable, or any Licensed Patent thereunder, whether based on actual or alleged infringement, breach, or other circumstance, in each case described in this clause (iii) to the extent such infringement, breach, default or other circumstance has resulted or would result in a reduction in, or such payment is made in lieu of, Milestone Payments; and (iv) all proceeds (including any damages, monetary awards or other amounts recovered, whether by judgment or

[********] = Certain confidential information contained in this document, marked by brackets, is filed with the Securities and Exchange Commission pursuant to Rule 24b-2 of the Securities Exchange Act of 1934, as amended.

settlement) paid, owed, accrued or otherwise payable with respect to any of the foregoing of any suit, proceeding or other legal action taken to enforce the right to receive any of the foregoing (other than amounts awarded or recovered in connection with any judgment or settlement for reimbursement of the costs and expenses (including attorneys’ fees) of the party bringing such suit or proceeding or taking such other legal action).

“Net Sales” shall mean “Net Sales” as such term is defined in the Incyte Agreement or the Merck Agreement, as applicable.

“Patent Rights” shall mean “Patent Rights” as such term is defined in the Incyte Agreement or the Merck Agreement, as applicable, but only to the extent such Patent Rights are owned or controlled by Seller Parent or its Affiliates.

“Permitted Liens” shall mean any: (a) Liens in favor of Purchaser or its Affiliates; (b) Liens created, permitted or required by the Transaction Documents in favor of Purchaser; (c) Liens incurred by Purchaser after the Closing Date; and (d) Liens that will be released at the Closing.

“Person” shall mean an individual, corporation, partnership, limited liability company, association, trust or other entity or organization, but not including a government or political subdivision or any agency or instrumentality of such government or political subdivision.

“Product” shall mean “Royalty Bearing Product” as such term is defined in the Incyte Agreement or “Product” as such term is defined in the Merck Agreement, as applicable.

“Purchase Price” shall be the amount set forth in Section 2.03 which shall be payable in United States Dollars.

“Purchased Royalty Interests” shall mean (a) thirty three percent (33%) of all of the Royalties (net of all outbound royalties paid, owed, accrued or otherwise payable by Seller Parent or its Affiliates to LICR under the LICR Agreement); (b) ten percent (10%) of all future Milestones (other than the Excluded Incyte Milestone); and (c) in the case of each of (a) and (b) above, all “accounts” (as such term is defined in the UCC) of Seller with respect to the Royalties and Milestones.  For clarity, the Purchased Royalty Interests do not include any portion of the Excluded Incyte Milestone.

“Purchaser” shall have the meaning set forth in the first paragraph hereof.

“Purchaser Account” shall mean Purchaser’s deposit account with Silicon Valley Bank which account Purchaser may change from time to time by furnishing written notice to Seller.

“Purchaser Indemnified Party” shall have the meaning set forth in Section 8.05(a).

“Purchaser-Requested Audit” shall have the meaning set forth in Section 5.06(a).

“Representatives” shall have the meaning set forth in Section 5.02(b).

“[********]” shall have the meaning set forth in Section [********].

[********] = Certain confidential information contained in this document, marked by brackets, is filed with the Securities and Exchange Commission pursuant to Rule 24b-2 of the Securities Exchange Act of 1934, as amended.

“Royalty” or “Royalties” shall mean without duplication, (a) one hundred percent (100%) of all royalties paid, owed, accrued or otherwise payable after the Closing by Incyte pursuant to Section 7.6 of the Incyte Agreement with respect to Net Sales of any applicable Licensed Product thereunder, (b) all royalties paid, owed, accrued or otherwise payable after the Closing by Merck pursuant to Section 5.5 of the Merck Agreement with respect to Net Sales of any applicable Licensed Product thereunder (collectively (a) and (b) are hereinafter referred to as “Royalty Payments”), (c) any sums accrued, paid or due, other than Royalty Payments, that are (i) in lieu of the Royalty Payments (which shall not consist of securities without Purchaser’s prior written consent); (ii) in satisfaction of the obligation to pay the Royalty Payments; or (iii) indemnity payments, recoveries, damages, settlement or other amounts to which Seller is or may become entitled to pursuant to or in connection with the Incyte Agreement or the Merck Agreement, as applicable, or any Licensed Patent thereunder, whether based on actual or alleged infringement, breach, default or other circumstance, in each case described in this clause (iii) to the extent such infringement, breach, or other circumstance has resulted or would result in a reduction in, or such payment is made in lieu of, Royalty Payments; and (d) all proceeds (including any damages, monetary awards or other amounts recovered, whether by judgment or settlement) paid, owed, accrued or otherwise payable with respect to any of the foregoing of any suit, proceeding or other legal action taken to enforce the right to receive any of the foregoing (other than amounts awarded or recovered in connection with any judgment or settlement for reimbursement of the costs and expenses (including attorneys’ fees) of the party bringing such suit or proceeding or taking such other legal action).

“Secured Party” has the meaning set forth in Section 6.02(j).

“Seller” has the meaning set forth in the preamble.

“Seller Account” shall mean a segregated account established for the benefit of Seller.

“Seller Indemnified Party” has the meaning set forth in Section 8.05(b).

“Seller Organizational Documents” means the certificate of formation of Seller dated as of September 14, 2018 and the limited liability company agreement of Seller dated as of September 14, 2018.

“Seller Parent” has the meaning set forth in the preamble.

“Seller Party” shall mean Seller and Seller Parent, individually, and “Seller Parties” shall mean Seller and Seller Parent, collectively.

“[********]” shall have the meaning set forth in Section [********].

“Specified Persons” shall mean (i) Garo Armen, Chief Executive Officer of the Seller Parent, (ii) Christine Klaskin, VP of Finance of the Seller Parent, (iii) Evan Kearns, Vice President and General Counsel of the Seller Parent, (iv) Michael Plater, Chief Business Officer of the Seller Parent and (v) Christian Cortis, Chief Strategy Officer & Head of Finance, and their respective successors in such positions provided that with respect to Section 3.11(g) and 3.12, “Specified

[********] = Certain confidential information contained in this document, marked by brackets, is filed with the Securities and Exchange Commission pursuant to Rule 24b-2 of the Securities Exchange Act of 1934, as amended.

Person” shall mean Michael Robinson, Vice President, Head of Intellectual Property, and his successor in such position.

“[********]” shall have the meaning set forth in Section [********].

“Subsidiary” or “Subsidiaries” shall mean with respect to any Person (i) any corporation of which the outstanding capital stock having at least a majority of votes entitled to be cast in the election of directors under the ordinary circumstances shall at the time be owned, directly or indirectly, by such Person or (ii) any other Person of which at least a majority voting interest under ordinary circumstances is at the time owned, directly or indirectly, by such Person.

“Third Party” shall mean any Person other than Seller, Seller Parent or Purchaser or their respective Affiliates.

“Third Party Patents” shall mean, with respect to any Third Party, any and all issued patents and pending patent applications as of the date of this Agreement, including all provisional applications, substitutions, continuations, continuations-in-part, divisions, and renewals, all letters patent granted thereon, and all patents-of-addition, reissues, reexaminations and extensions or restorations by existing or future extension or restoration mechanisms (including regulatory extensions), and all supplementary protection certificates, together with any foreign counterparts thereof anywhere in the world, of such Third Party.

“Transaction Documents” shall mean, collectively, this Agreement and the Bill of Sale.

“UCC” shall mean the Uniform Commercial Code (or any similar or equivalent legislation) as in effect in any applicable jurisdiction.

ARTICLE II
PURCHASE AND SALE OF THE PURCHASED ROYALTY INTERESTs

Section 2.01Purchase and Sale.

(a)Subject to the terms and conditions of this Agreement, on the Closing Date, Seller hereby sells, assigns, transfers, conveys and grants to Purchaser, and Purchaser hereby purchases, acquires and accepts from Seller, all of Seller’s rights, title and interest in and to the Purchased Royalty Interests, free and clear of any and all Liens, other than Permitted Liens.

(b)Each of Seller and Purchaser intends and agrees that the sale, assignment and transfer of the Purchased Royalty Interests under this Agreement shall be, and is, a true sale by Seller to Purchaser that is absolute and irrevocable and that provides Purchaser with the full benefits of ownership of the Purchased Royalty Interests, and each of Seller and Purchaser do not intend the transactions contemplated hereunder to be, or for any purpose characterized as, a loan from Purchaser to Seller, or a pledge or security agreement.  Seller waives any right to contest or otherwise assert that this Agreement is other than a true sale by Seller to Purchaser under applicable law, which waiver shall be enforceable against Seller in any bankruptcy or insolvency proceeding relating to Seller.

[********] = Certain confidential information contained in this document, marked by brackets, is filed with the Securities and Exchange Commission pursuant to Rule 24b-2 of the Securities Exchange Act of 1934, as amended.

(c)Seller hereby consents to Purchaser recording and filing, at Purchaser’s sole cost and expense, financing statements (and continuation statements with respect to such financing statements when applicable) meeting the requirements of applicable law in such manner and in such jurisdictions as are necessary or appropriate to (i) evidence or perfect the sale, assignment, transfer, conveyance and grant by Seller to Purchaser, and the purchase, acquisition and acceptance by Purchaser from Seller, of the Purchased Royalty Interests and (ii) perfect the security interest in the Purchased Royalty Interests granted by Seller to Purchaser pursuant to Section 2.01(d).

(d)Notwithstanding that Seller and Purchaser expressly intend for the sale, contribution, assignment, transfer, conveyance and granting of the Purchased Royalty Interests to be a true, complete, absolute and irrevocable sale and assignment, in the event that any transfer contemplated by this Agreement is held not to be a sale, Seller hereby assigns, conveys, grants and pledges to Purchaser, as security for its obligations created hereunder, a first priority security interest in and to all of Seller’s right, title and interest in, to and under the Purchased Royalty Interests, whether now owned or hereafter acquired, and any “proceeds” (as such term is defined in the UCC) thereof and, solely in such event, this Agreement shall constitute a security agreement.

Section 2.02Transfers and Payments in Respect of the Purchased Royalty Interests.

(a)Payments of the Royalties.  Purchaser shall be entitled to receive the following transfers and payments in respect of the Purchased Royalty Interests:

i.Effective upon the Closing, Purchaser shall be entitled to receive any and all payments of the Purchased Royalty Interests.  Any and all payments of the Purchased Royalty Interests shall be paid by Incyte, Merck or other payor, as applicable, into the Joint Escrow Account by wire transfer of immediately available funds in accordance with the Incyte Direction Letter or Merck Direction Letter (collectively, the “Direction Letters”), as the case may be, or other instruction letter provided to such other payor in compliance with Section 5.04(c), and distributed from the Joint Escrow Account to the Purchaser Account.  If Seller or its Affiliates receives any payment on account of any Purchased Royalty Interests directly from the payor of such Purchased Royalty Interests, Seller or any of its Affiliates, as the case may be, shall hold such amounts in trust for the benefit of Purchaser and, within five (5) Business Days after receipt thereof, transfer all such funds into the Joint Escrow Account by wire transfer of immediately available funds.

ii.Notwithstanding any claim or set-off which Seller may have against Purchaser or which Incyte or Merck, as applicable, may have against Seller, Seller shall use its reasonable best efforts to ensure that Incyte and Merck remit all payments that each is required to pay under the Incyte Agreement or the Merck Agreement, respectively, with respect to the Purchased Royalty Interests directly to the Joint Escrow Account, pursuant to the Direction Letters.

iii.For the avoidance of doubt, the parties understand and agree that if Incyte or Merck, as applicable, fails to make any payment in respect of the Purchased Royalty Interests when Seller or Purchaser reasonably believes they are due under the Incyte Agreement or the Merck Agreement, as applicable (each such unpaid amount, a

[********] = Certain confidential information contained in this document, marked by brackets, is filed with the Securities and Exchange Commission pursuant to Rule 24b-2 of the Securities Exchange Act of 1934, as amended.

“Discrepancy”), because of a disagreement with Incyte or Merck, as applicable, as to when, whether or the amount of any payment of the Purchased Royalty Interests that are owed, then Seller shall not be obligated to pay to Purchaser or otherwise compensate or make Purchaser whole with respect to any such Discrepancy, but instead the parties shall attempt to recover such Discrepancy from Incyte or Merck, as applicable; provided, however, that nothing in this Section 2.02(a) shall limit or affect in any respect the rights of any Purchaser Indemnified Party under Section 8.05.

iv.For the avoidance of doubt, the parties understand and agree that if Incyte or Merck, as applicable, fails to pay any payment in respect of the Purchased Royalty Interests when Seller or Purchaser reasonably believes they are due under the Incyte Agreement or the Merck Agreement, as applicable, because of any set-off under any of the agreements effectuated by Incyte or Merck, as the case may be, then Seller shall pay to Purchaser the amount required to make Purchaser whole with respect to any such deficiency, by depositing the amount thereof in the Purchaser Account.

Section 2.03Purchase Price.

In consideration for the sale of the Purchased Royalty Interests, and subject to the terms and conditions set forth herein, Purchaser shall pay to Seller, or its designee, on the Closing Date, the sum of $15,000,000 (the “Purchase Price”) by wire transfer to an account designated in writing by Seller prior to the Closing.

Section 2.04No Assumed Obligations.

Notwithstanding any provision in this Agreement or any other writing to the contrary, Purchaser is acquiring only the Purchased Royalty Interests and is not assuming any liability or obligation of either Seller Party or any of their Affiliates of whatever nature, whether presently in existence or arising or asserted hereafter, whether under the Incyte Agreement, the Merck Agreement or any Transaction Document or otherwise.  All such liabilities and obligations shall be retained by and remain obligations and liabilities of such Seller Party (the “Excluded Liabilities and Obligations”).

Section 2.05Excluded Assets.

Purchaser does not, by purchase of the rights granted hereunder or otherwise pursuant to any of the Transaction Documents, acquire any assets or contract rights of Seller or any of its Affiliates under the Incyte Agreement, the Merck Agreement, the Patent Rights or any other assets of either Seller Party (including the Excluded Incyte Milestone), other than the Purchased Royalty Interests.

ARTICLE III
REPRESENTATIONS AND WARRANTIES OF SELLER Parent

Seller and Seller Parent, as applicable, hereby represents and warrants to Purchaser as of the date first written above the following:

[********] = Certain confidential information contained in this document, marked by brackets, is filed with the Securities and Exchange Commission pursuant to Rule 24b-2 of the Securities Exchange Act of 1934, as amended.

Section 3.01Organization; Operations of Seller Parent and Seller.

(a)Seller Parent is a corporation duly organized, validly existing and in good standing under the laws of Delaware, and has all powers and all licenses, authorizations, consents and approvals required to conduct its business as now conducted and as proposed to be conducted in connection with the transactions contemplated by the Transaction Documents to which Seller Parent is a party and the Incyte Agreement and the Merck Agreement.  Seller Parent is duly qualified to do business as a foreign corporation and is in good standing in every jurisdiction in which the failure to do so could reasonably be expected to result, individually or in the aggregate, in a Material Adverse Effect.

(b)Seller is a limited liability company duly organized, validly existing and in good standing under the laws of Delaware, and has all powers and all licenses, authorizations, consents and approvals required to conduct its business as now conducted and as proposed to be conducted in connection with the transactions contemplated by the Transaction Documents to which Seller is a party.  Seller is duly qualified to do business as a foreign limited liability company and is in good standing in every jurisdiction in which the failure to do so could reasonably be expected to result, individually or in the aggregate, in a Material Adverse Effect.

(c)Since September 14, 2018, Seller (i) has had no business activities other than acquiring the right to receive payments under the Merck Agreement and the Incyte Agreement, selling the Purchased Royalty Interests to Purchaser as contemplated hereby and otherwise performing its obligations under the Transaction Documents and (ii) has not been, is not, and will not be engaged, in any business unrelated to effecting the transactions contemplated by the Transaction Documents.  Since September 14, 2018, the sole assets of Seller that it has owned consist exclusively of the right to receive payments under the Merck Agreement and the Incyte Agreement and any rights arising under the Incyte Agreement or the Merck Agreement, as applicable.  Since September 14, 2018, Seller has not incurred any obligations or liabilities or engaged in any business activities of any type or kind whatsoever or entered into any agreements or arrangements with any Person, except as required to execute and deliver the Transaction Documents and to consummate the transactions contemplated thereby.  Immediately prior to Closing, Seller shall have no obligations or liabilities, except those incurred in connection with, and pursuant to the Transaction Documents and the transactions contemplated thereby.

Section 3.02Corporate Authorization.

Each Seller Party has all necessary corporate or limited liability company, as applicable, power and authority to enter into, execute and deliver the Transaction Documents to which it is a party and to perform all of the obligations to be performed by it hereunder and thereunder and to consummate the transactions contemplated hereunder and thereunder.  The Transaction Documents to which such Seller Party is a party have been duly authorized, executed and delivered by such Seller Party and each Transaction Document to which it is a party constitutes the valid and binding obligation of such Seller Party, enforceable against such Seller Party in accordance with its terms, subject, as to enforcement of remedies, to bankruptcy, insolvency, reorganization, moratorium or similar laws affecting creditors’ rights generally or general equitable principles.

[********] = Certain confidential information contained in this document, marked by brackets, is filed with the Securities and Exchange Commission pursuant to Rule 24b-2 of the Securities Exchange Act of 1934, as amended.

Section 3.03Governmental Authorization.

Except for filings with the Securities and Exchange Commission, its successor or foreign equivalent, the execution and delivery by a Seller Party of the Transaction Documents to which it is a party, and the performance by such Seller Party of its obligations hereunder and thereunder and under the Incyte Agreement and the Merck Agreement, as applicable, do not require any notice to, action or consent by, or in respect of, or filing with, any Governmental Authority.

Section 3.04Ownership.

Seller is the exclusive owner of the entire right, title (legal and equitable) and interest in, to and under the Purchased Royalty Interests and has good and valid title thereto, free and clear of all Liens (other than Permitted Liens).  The Purchased Royalty Interests sold, assigned, transferred, conveyed and granted to Purchaser at the Closing are not pledged, sold, contributed, assigned, transferred, conveyed or granted by Seller to any Person, nor has Seller consented to any such action.  Seller has full right to sell, contribute, assign, transfer, convey and grant the Purchased Royalty Interests to Purchaser.  Upon the sale, assignment, transfer, conveyance and granting by Seller of the Purchased Royalty Interests to Purchaser, Purchaser shall acquire good and valid title to the Purchased Royalty Interests free and clear of all Liens, other than Permitted Liens, and shall be the exclusive owner of the Purchased Royalty Interests.

Section 3.05Solvency.

Assuming consummation of the transactions contemplated by the Transaction Documents to which Seller is a party (i) the present fair saleable value of Seller’s assets is greater than the amount required to pay its debts as they become due, (ii)  Seller does not have unreasonably small capital with which to engage in its business, (iii) Seller will be able to realize upon its assets and pay its debts and other obligations as they mature, and (iv) Seller has not incurred, will not incur, nor does it have present plans or intentions to incur, debts or liabilities beyond its ability to pay such debts or liabilities as they become absolute and matured.

Section 3.06Litigation.

(a)There is no (i) action, suit, arbitration proceeding, claim, investigation or other proceeding pending or, to the Knowledge of Seller and its Affiliates, threatened against Seller Parent or any of its Affiliates or (ii) any inquiry of any Governmental Authority pending or, to the Knowledge of Seller and its Affiliates, threatened against Seller Parent or any of its Affiliates, in each case with respect to clauses (i) and (ii) above, which, if adversely determined, could reasonably be expected to result, individually or in the aggregate, in a Material Adverse Effect.

(b)To the actual knowledge of any Specified Person there is no (i) action, suit, arbitration proceeding, claim, investigation or other legal proceeding pending or threatened against Incyte or any of its Affiliates or Merck or any of its Affiliates (x) involving the Licensed Products or (y) involving Seller Parent or any of its Affiliates or (ii) any inquiry of any Governmental Authority pending or threatened against Incyte or any of its Affiliates or Merck or any of its Affiliates involving the Licensed Products, in each case with respect to clauses (i) and (ii) above,

[********] = Certain confidential information contained in this document, marked by brackets, is filed with the Securities and Exchange Commission pursuant to Rule 24b-2 of the Securities Exchange Act of 1934, as amended.

which, if adversely determined, could reasonably be expected to result, individually or in the aggregate, in a Material Adverse Effect.

Section 3.07Compliance with Laws.

None of Seller, Seller Parent or any of its Subsidiaries (A) are in violation of, or have violated, or to the Knowledge of Seller and its Affiliates, are under investigation with respect to, or been given notice of any violation of, in any material respect, any law, rule, ordinance or regulation of, or any judgment, order, writ decree, permit or license granted, issued or entered by, any Governmental Authority or (B) are subject to any judgment, order, writ decree, permit or license granted, issued or entered by, any Governmental Authority, which in the case of (A) or (B), could reasonably be expected to result in a Material Adverse Effect.

Section 3.08Conflicts.

(a)Neither the execution and delivery of any of the Transaction Documents to which Seller or Seller Parent is a party nor the performance or consummation of the transactions contemplated hereby and thereby will:  (i) contravene, conflict with, result in a breach or violation of, constitute a default under, or accelerate the performance provided by, any provisions of the certificate of incorporation or by-laws (or other organizational or constitutional documents) of Seller Parent or any of its Affiliates; (ii) contravene, conflict with, result in a breach or violation of, constitute a default under, or accelerate the performance provided by or give rise to any right of termination, cancellation or acceleration of any right or obligation of any provision of the Incyte Agreement or Merck Agreement; (iii) require any consent of any Person or Governmental Authority; (iv) result in the creation or imposition of any Lien on the Purchased Royalty Interests, other than Permitted Liens; or (v) except as would not reasonably be expected to result in a Material Adverse Effect, contravene, conflict with, result in a breach or violation of, constitute a default under, or accelerate the performance provided by, in any material respects any provisions of any Law, contract or agreement (other than the Incyte Agreement or Merck Agreement) to which Seller Parent or any of its Affiliates or any of their respective assets or properties are subject or bound.

(b)Neither Seller Party has granted, nor does there exist, any Lien (other than a Permitted Lien) on the Purchased Royalty Interests.  Neither Seller Party has granted, nor does there exist, any Lien (other than a Permitted Lien and Liens in favor of the Secured Party) on the Incyte Agreement or Merck Agreement.

Section 3.09 No Withholding

No deduction or withholding for or on account of any tax has been made or, to the Knowledge of Seller and its Affiliates, was required to be made under applicable Law from any payment to Seller under the Incyte Agreement or the Merck Agreement, as applicable.  As of the Closing Date, to the Knowledge of Seller and its Affiliates, no deduction or withholding for or on account of any tax is required to be made under applicable Law from any payment by Seller to Purchaser under this Agreement.

Section 3.10License Agreements.

[********] = Certain confidential information contained in this document, marked by brackets, is filed with the Securities and Exchange Commission pursuant to Rule 24b-2 of the Securities Exchange Act of 1934, as amended.

The Incyte Agreement attached hereto as Exhibit B, the Merck Agreement attached hereto as Exhibit C, and the LICR Agreement attached hereto as Exhibit D are true, correct and complete copies of each such agreement, as in effect on the date hereof, and there have been no amendments or modifications to such agreements which are not reflected in such exhibits.

Section 3.11Products; Royalties.

(a)Since February 14, 2017, Incyte has been responsible for the clinical development of each of the Licensed Products being clinically developed under the Incyte Agreement, and is responsible for seeking all applicable regulatory approvals from applicable Governmental Authorities for each of such Licensed Products, and Seller Parent or its Affiliates have no responsibility for the clinical development of any of such Licensed Products nor for seeking any regulatory approvals from any Governmental Authorities for any of such Licensed Products.

(b)To the Knowledge of Seller and its Affiliates, Incyte is in compliance with its obligations to develop each of the Licensed Products currently being developed under the Incyte Agreement and to seek and obtain regulatory approvals from applicable Governmental Authorities for such Licensed Products.

(c)Merck has been responsible for the clinical development of the Licensed Product being clinically developed under the Merck Agreement and is responsible for seeking all applicable regulatory approvals from applicable Governmental Authorities for such Licensed Product, and Seller Parent or its Affiliates have no responsibility for the development of such Licensed Product nor for seeking any regulatory approvals from any Governmental Authorities for such Licensed Product.

(d)To the Knowledge of Seller and its Affiliates, Merck is in compliance with its obligations to develop the Licensed Product currently being developed under the Merck Agreement and seek and obtain regulatory approvals from applicable Governmental Authorities for such Licensed Product.

(e)Other than (i) the Incyte Agreement, (ii) the Merck Agreement, (iii) the LICR Agreement, (iv) the Transaction Documents, (v) any third party contractor agreements entered into on Incyte’s behalf in performance of pre-clinical services, (vi) agreements with the Secured Party, and (vii) the statutory right of remuneration arising under German law, as of the Closing, neither Seller Parent nor any of its Affiliates shall have entered into, are a party to, or are otherwise subject to any agreement, contract, instrument or other binding obligation that in any way relates to or involves the Royalties, Milestones or the Products (which, for purposes of clarity, the parties acknowledge and agree shall not include any agreement, contract, instrument or other binding obligation that relates to the Patent Rights but does not otherwise relate to or involve the Royalties, Milestones or the Products and shall not include any expired material transfer, research or similar agreement or contract manufacturing or similar agreement relating to or involving the Royalties, Milestones or the Products).

(f)To the Knowledge of Seller and its Affiliates, neither Seller Parent nor Seller nor any of their Affiliates has received any information from Incyte or Merck, as applicable, or any Third Party or Governmental Authority, whether through any form of written, oral or digital

[********] = Certain confidential information contained in this document, marked by brackets, is filed with the Securities and Exchange Commission pursuant to Rule 24b-2 of the Securities Exchange Act of 1934, as amended.

communication and whether or not under any of the express provisions of the Incyte Agreement or the Merck Agreement, as applicable (including pursuant to any joint steering committee meeting or the meeting of any other organized body provided for under any such agreement) relating to any of the Licensed Products (including any of the clinical trials for any of the Licensed Products or any of the studies related to those clinical trials) that would reasonably be expected to result in a Material Adverse Effect.

(g)To the actual knowledge of the Specified Persons, no Third Party Patent that Incyte or Merck, as applicable, does not have the right to use, has been, or is infringed by Incyte’s or Merck’s, as applicable, Exploitation of an applicable Licensed Product.

(h)Neither Seller Parent nor Agenus Switzerland has (i) received any notice of any dispute from LICR, including pursuant to Article 8 of the LICR Agreement, or (ii) given any notice of any dispute to LICR, including pursuant to Article 8 of the LICR Agreement.

Section 3.12Intellectual Property Matters.

(a)Exhibit E sets forth an accurate and complete list of all pending Licensed Patents licensed to Incyte pursuant to the Incyte Agreement, and, to the Knowledge of Seller and its Affiliates, Exhibit E sets forth an accurate and complete list of all pending Licensed Patents licensed to Merck pursuant to the Merck Agreement, including for each such Licensed Patent: (i) the jurisdictions in which such Licensed Patent application is pending, (ii) the pending patent application serial number, and (iii) the owner of such Licensed Patent application.

(b)To the Knowledge of Seller and its Affiliates, the Licensed Patents have been diligently prosecuted in accordance with applicable Law.  To the Knowledge of Seller and its Affiliates, each individual involved in the filing and prosecution of the Licensed Patents has complied in all material respects with all applicable duties of candor and good faith in dealing with the United States Patent Office in connection with the filing and prosecution of the Licensed Patents.

(c)To the Knowledge of Seller and its Affiliates, (i) there are no unpaid maintenance or renewal fees payable by Seller to any Governmental Authority or Third Party that currently are overdue for any of the Licensed Patents and (ii) no Licensed Patents have lapsed or been abandoned, cancelled or expired.

(d)To the Knowledge of Seller and its Affiliates, the Licensed Patents have not been the subject of any litigation, interference, reissue, inter partes review, post-grant review, or re-examination proceedings.

(e)To the Knowledge of Seller and its Affiliates, Seller Parent has not received any written notice of any pending or threatened Dispute, litigation, interferences, inter partes reviews, post-grant reviews, reexaminations, or like patent office proceedings involving any Licensed Patents.

(f)To the Knowledge of Seller and its Affiliates, neither Seller Parent or any of its Affiliates has received written notice of any threatened or actual action, suit or proceeding

[********] = Certain confidential information contained in this document, marked by brackets, is filed with the Securities and Exchange Commission pursuant to Rule 24b-2 of the Securities Exchange Act of 1934, as amended.

that claims that the manufacture, use, marketing, sale, offer for sale, importation or distribution of a Product infringes any patent or other intellectual property rights of any other Person or constitutes misappropriation of any other Person’s trade secrets or other intellectual property rights.

(g)To the Knowledge of Seller and its Affiliates, there is no Third Party infringing any Licensed Patents.  Neither Seller nor any of its Affiliates has received any notice of infringement of any Licensed Patents.

Section 3.13No Other Representations or Warranties.

Except for the representations and warranties contained in this Article III, neither Seller Party nor any other Person has made or makes any other express or implied representation or warranty, either written or oral, on behalf of a Seller Party, including any representation or warranty as to the accuracy or completeness of any information regarding the Purchased Royalty Interests, the Licensed Products or the Royalties furnished or made available to Purchaser or its Representatives (including any information, documents, management presentations or material delivered to Purchaser, or in any other form in expectation of the transactions contemplated hereby) or as to the future revenue, profitability or success of the Licensed Products, or any representation or warranty arising from statute or otherwise in Law.

ARTICLE IV
REPRESENTATIONS AND WARRANTIES OF THE PURCHASER

Purchaser represents and warrants to the Seller Parties as of the date first written above, the following:

Section 4.01Organization.

Purchaser is a limited liability company duly formed, validly existing and in good standing under the laws of Delaware and has all powers and all licenses, authorizations, consents and approvals required to carry on its business as now conducted.

Section 4.02Authorization.

Purchaser has all necessary power and authority to enter into, execute and deliver the Transaction Documents and to perform all of the obligations to be performed by it hereunder and thereunder and to consummate the transactions contemplated hereunder and thereunder.  The Transaction Documents have been duly authorized, executed and delivered by Purchaser and each Transaction Document constitutes the valid and binding obligation of Purchaser, enforceable against Purchaser in accordance with its terms, subject, as to enforcement of remedies, to bankruptcy, insolvency, reorganization, moratorium or similar laws affecting creditors’ rights generally and general equitable principles.

Section 4.03Broker’s Fees.

Purchaser has not taken any action that would entitle any Person to any commission or broker’s fee that would be payable by Seller or its Affiliates in connection with the transactions contemplated by the Transaction Documents.

[********] = Certain confidential information contained in this document, marked by brackets, is filed with the Securities and Exchange Commission pursuant to Rule 24b-2 of the Securities Exchange Act of 1934, as amended.

Section 4.04Conflicts.

Neither the execution and delivery of this Agreement or any other Transaction Document nor the performance or consummation of the transactions contemplated hereby or thereby will:  (i) contravene, conflict with, result in a breach or violation of, constitute a default under, or accelerate the performance provided by, in any material respects, any provisions of (A) any law, rule or regulation of any Governmental Authority, or any judgment, order, writ, decree, permit or license of any Governmental Authority, to which Purchaser or any of its assets or properties may be subject or bound; or (B) any contract, agreement, commitment or instrument to which Purchaser is a party or by which Purchaser or any of its assets or properties is bound or committed; (ii) contravene, conflict with, result in a breach or violation of, constitute a default under, or accelerate the performance provided by, any provisions of any organizational or constitutional documents of Purchaser; or (iii) require any notification to, filing with, or consent of, any Person or Governmental Authority.

Section 4.05Access to Information.

Purchaser acknowledges that it has (i) reviewed the Incyte Agreement and the Merck Agreement and such other documents and information relating to the Licensed Products and (ii) has had the opportunity to ask such questions of, and to receive answers from, representatives of Seller concerning the Incyte Agreement, the Merck Agreement and the Licensed Products, in each case as it deemed necessary to make an informed decision to purchase the Purchased Royalty Interests in accordance with the terms of this Agreement. Purchaser acknowledges the early stage nature of the Licensed Products and accepts the risks associated with the development and potential commercialization of early stage biopharmaceutical products.  Purchaser has such knowledge, sophistication and experience in financial and business matters that it is capable of evaluating the risks and merits of purchasing the Purchased Royalty Interests in accordance with the terms of this Agreement.

Section 4.06	Financing.

Purchaser has sufficient funds available to consummate all of the transactions contemplated by any of the Transaction Documents and to pay the Purchase Price and all other cash amounts required to be paid in connection with the transactions contemplated by the Transaction Documents, and, when so required to pay or otherwise perform, as applicable, Purchaser will be able to pay or otherwise perform the obligations of Purchaser or any of its Affiliates under the Transaction Documents (including the Purchase Price payment at Closing and all other cash amounts required to be paid at or in connection with the Closing).  Purchaser acknowledges and agrees that its obligations under this Agreement are not contingent on obtaining financing.

ARTICLE V
COVENANTS

The parties covenant and agree as follows:

Section 5.01Books and Records.

[********] = Certain confidential information contained in this document, marked by brackets, is filed with the Securities and Exchange Commission pursuant to Rule 24b-2 of the Securities Exchange Act of 1934, as amended.

(a)Subject to Section 5.02(g), as promptly as practicable (but in no event more than two (2) Business Days) after receipt by Seller Parent or any of its Affiliates of notice of any action, claim, investigation or proceeding (commenced or threatened) relating to the transactions contemplated by any Transaction Document or the Purchased Royalty Interests that, if determined adversely, would reasonably be expected to result in a Material Adverse Effect, Seller Parent shall inform Purchaser of the receipt of such notice and the substance of such action, claim, investigation or proceeding and, if in writing, shall furnish Purchaser with a copy of such notice and any related materials with respect to such action, claim, investigation or proceeding.

(b)Seller shall keep and maintain, or cause to be kept and maintained, full and accurate books of accounts and records adequate to reflect accurately all Royalties and Milestones paid and/or payable with respect to the Incyte Agreement and the Merck Agreement and all deposits made into, and disbursements made from, the Joint Escrow Account.  Seller shall provide information as the amount and calculation of the amount of all Royalties and Milestones paid into the Joint Escrow Account hereunder in sufficient detail for Purchaser to review the same for accuracy and shall certify that such calculations are correct.

(c)Subject to Section 5.02(g), Purchaser shall have the right, from time to time, not more than twice per calendar year to request a meeting or teleconference with the appropriate representatives of Seller Parent to discuss the progress of the development of the Products, and/or during normal business hours and upon at least ten (10) Business Days’ prior written notice to Seller, to visit the offices and properties of Seller where books and records relating or pertaining to the Purchased Royalty Interests are kept and maintained, to inspect and make extracts from and copies of such books and records, to discuss, with officers of Seller, the Purchased Royalty Interests and to verify compliance with the provisions of the Transaction Documents, including, without limitation, provisions relating to the receipt and application of the Royalties and Milestones.

(d)Subject to Section 5.02(g), as promptly as practicable (but in no event more than five (5) Business Days) after receipt by Seller Parent or any of its Affiliates of any material written notice, certificate, offer, proposal, correspondence, report or other material written communication from Incyte, Merck, or any other payor of any Royalties or Milestones, or any Governmental Authority directly relating to or referencing the Purchased Royalty Interests, Seller Parent shall inform Purchaser of such receipt and the substance contained therein and, if requested by Purchaser, shall furnish Purchaser with a copy of such material written notice, certificate, offer, proposal, correspondence, report or other material written communication.

Section 5.02Confidentiality; Public Announcement.

(a)Except as expressly authorized in this Agreement or the other Transaction Documents or except with the prior written consent of Seller Parent, Purchaser hereby agrees that (i) it will use the Confidential Information of the Seller Parties solely for the purpose of the transactions contemplated by this Agreement and the other Transaction Documents and exercising its rights and remedies and performing its obligations hereunder and thereunder; (ii) it will keep confidential the Confidential Information of the Seller Parties; and (iii) it will not furnish or disclose to any Person any Confidential Information of the Seller Parties.

[********] = Certain confidential information contained in this document, marked by brackets, is filed with the Securities and Exchange Commission pursuant to Rule 24b-2 of the Securities Exchange Act of 1934, as amended.

(b)Subject to Section 5.02(f), but otherwise notwithstanding anything to the contrary set forth in this Agreement or any other Transaction Document, Purchaser may, without the consent of Seller Parent, furnish or disclose Confidential Information of the Seller Parties to Purchaser’s Affiliates and its and their actual and potential partners, directors, officers, employees, managers, officers, investors, co-investors, partners, financing parties, bankers, agents, consultants, advisors, insurers, rating agencies, self-regulatory organizations, trustees and representatives (“Representatives”) on a need-to-know basis provided that such Persons shall be informed of the confidential nature of such information and shall be obligated to keep such information confidential pursuant to the terms of this Section 5.02.  Each party hereby acknowledges that the United States federal and state securities laws prohibit any Person that has material, non-public information about a company from purchasing or selling securities of such a company or from communicating such information to any other Person under circumstances in which it is reasonably foreseeable that such Person is likely to purchase or sell such securities.

(c)If Purchaser, its Affiliates or their respective Representatives are required by applicable law or legal or judicial process (including by deposition, interrogatory, request for documents, subpoena, civil investigative demand or similar process) to furnish or disclose any portion of the Confidential Information of the Seller Parties, Purchaser shall, to the extent practicable and legally permitted, provide such Seller Party, as promptly as practicable, with written notice of the existence of, and terms and circumstances relating to, such requirement, so that such Seller Party may seek a protective order or other appropriate remedy, at such Seller Party’s expense (and, if such Seller Party seeks such an order, Purchaser, such Affiliates or such Representatives, as the case may be, shall provide, at such Seller Party’s expense, such cooperation as such Seller Party shall reasonably require).  Subject to the foregoing, Purchaser, such Affiliates or such Representatives, as the case may be, may disclose that portion (and only that portion) of the Confidential Information of such Seller Party that is legally required to be disclosed; provided, however, that Purchaser, such Affiliates or such Representatives, as the case may be, shall exercise reasonable efforts (at the Seller Parties’ expense) to preserve the confidentiality of the Confidential Information of the Seller Parties, including by obtaining reliable assurance that confidential treatment will be accorded any such Confidential Information disclosed.

(d)Subject to Section 5.02(f), but otherwise notwithstanding anything to the contrary contained in this Agreement or any of the other Transaction Documents, Purchaser may disclose the Confidential Information of the Seller Parties, as the case may be, including this Agreement, the other Transaction Documents and the terms and conditions hereof and thereof, to the extent necessary in connection with the enforcement of its rights and remedies hereunder or thereunder or as required to perfect Purchaser’s rights hereunder or thereunder; provided that, Purchaser shall only disclose that portion of the Confidential Information that its counsel advises that it is legally required to disclose and will exercise commercially reasonable efforts to ensure that confidential treatment will be accorded to that portion of the Confidential Information that is being disclosed, including requesting confidential treatment of information in the Transaction Documents and Purchaser shall, to the extent practicable and legally permitted, provide such Seller Party, as promptly as practicable, with written notice of such request for confidential treatment of information in the Transaction Documents, so that such Seller Party may also seek a protective order or other appropriate remedy.  In any event, Purchaser will not oppose action by a Seller Party to obtain an appropriate protective order or other reliable assurance that confidential treatment will

[********] = Certain confidential information contained in this document, marked by brackets, is filed with the Securities and Exchange Commission pursuant to Rule 24b-2 of the Securities Exchange Act of 1934, as amended.

be accorded the Confidential Information in the event that confidential treatment cannot be obtained by Purchaser.

(e)Subject to Section 5.02(d), each of Seller Parent, Seller and Purchaser shall not, and shall cause their respective Affiliates not to, without the prior written consent of the other party, issue any press release or make any other public disclosure with respect to the transactions contemplated by this Agreement or any other Transaction Document, except if and to the extent that any such release or disclosure is required by applicable law or by any Governmental Authority of competent jurisdiction, including in connection with such party’s filings with the Securities and Exchange Commission, its successor or foreign equivalent, in which case, Seller Parent, Seller, Purchaser or their respective Affiliates, as the case may be, shall use commercially reasonable efforts to consult in good faith with the other party regarding the form and content thereof before issuing such press release or making such public announcement; provided however, that once a party consults with the other parties regarding a release or disclosure, such party may continue to make substantially similar releases or discloses in the future without the need to consult the other parties.

(f)If a Seller Party discloses or furnishes to Purchaser any Confidential Information, that a Seller Party received as a Recipient (as defined in the Incyte Agreement) pursuant to the Incyte Agreement (such Confidential Information, “Incyte Confidential Information”), pursuant to this Agreement, then with respect to all Incyte Confidential Information so disclosed or furnished, Purchaser hereby agrees to be bound by Article 11 of the Incyte Agreement with respect to the confidentiality and non-use of such Incyte Confidential Information, in addition to the confidentiality and non-use obligations under this Agreement.

(g)If a Seller Party reasonably believes that the provision of any notice, books, records, discussion, certificate, offer, proposal, correspondence, report or other written communication to Purchaser pursuant to this Agreement would constitute a Confidentiality Breach, then such Seller Party shall instead provide Purchaser (i) a written summary of all information contained in such notice, books, records, discussion, certificate, offer, proposal, correspondence, report or other written communication; provided that to the extent that such Seller Party reasonably believes that providing Purchaser with any portion of the summary set forth in clause (i) would constitute a Confidentiality Breach, then such Seller Party shall instead (ii) paraphrase or otherwise describe the substance of such portion of such notice, books, records, discussion, certificate, offer, proposal, correspondence, report or other written communication to the maximum extent possible without causing a Confidentiality Breach in the reasonable belief of such Seller Party.

Section 5.03Commercially Reasonable Efforts; Further Assurance.

Subject to the terms and conditions of this Agreement, each party hereto will use its commercially reasonable efforts to take, or cause to be taken, all actions and to do, or cause to be done, all things necessary under applicable laws and regulations to consummate the transactions contemplated by any Transaction Document.  Purchaser and the Seller Parties agree to execute and deliver such other documents, certificates, agreements and other writings and to take such other actions as may be necessary in order to consummate or implement expeditiously the transactions contemplated by any Transaction Document and to vest in Purchaser good, valid and marketable

[********] = Certain confidential information contained in this document, marked by brackets, is filed with the Securities and Exchange Commission pursuant to Rule 24b-2 of the Securities Exchange Act of 1934, as amended.

rights and interests in and to the Purchased Royalty Interests free and clear of all Liens, other than Permitted Liens.

Section 5.04Remittance to Joint Escrow Account.

(a)Not later than thirty (30) Business Days following the Closing Date, Seller and Purchaser shall establish the Joint Escrow Account and Seller and Purchaser, each acting reasonably, shall execute and deliver all documents, certificates and agreements as are reasonably required to establish the Joint Escrow Account.

(b)The Joint Escrow Account shall be maintained by Seller and Purchaser throughout the term of this Agreement.

(c)Seller Parent and/or its Affiliates shall instruct and use commercially reasonable efforts to cause the payor of any Royalties and Milestones (including Incyte and Merck) to pay such Royalties and Milestones directly into the Joint Escrow Account, and in furtherance thereof, promptly following the establishment of the Joint Escrow Account, Seller Parent shall send an irrevocable letter executed by a duly authorized officer of Seller Parent to each of Incyte and Merck in the form attached hereto as Exhibit F to Incyte (the “Incyte Direction Letter”) and in the form attached hereto as Exhibit G to Merck (the “Merck Direction Letter”), with instructions to pay all such Royalties and Milestones payable under the Incyte Agreement or the Merck Agreement, as applicable, to the Joint Escrow Account.  Without in any way limiting the foregoing, commencing on the Closing Date and at any time thereafter, any and all Purchased Royalty Interests received by Seller Parent or any of its Affiliates shall be held in trust for the benefit of Purchaser and transferred to the Joint Escrow Account within five (5) Business Days of Seller Parent’s or its Affiliate’s knowledge of its receipt thereof.

Section 5.05Incyte Agreement, Merck Agreement.

(a)Neither Seller Parent nor its Affiliates shall, without the written consent of Purchaser, (i) forgive, release or compromise, or agree to any delay or postponement of the payment of, any Purchased Royalty Interests owed under the Incyte Agreement or the Merck Agreement, as applicable, (ii) waive, amend, cancel or terminate, exercise or fail to exercise any of their rights constituting or involving the right to receive the Purchased Royalty Interests, (iii) amend, modify, restate, cancel, supplement, terminate or waive any provision of the Incyte Agreement, the LICR Agreement or the Merck Agreement, as applicable, or grant any consent thereunder, or agree to do any of the foregoing, including entering into any agreement with Incyte, LICR or Merck, as applicable, under the provisions of the Incyte Agreement or the Merck Agreement, respectively, in all such cases, referring to or directly involving, the Purchased Royalty Interests, if the effect thereof would reasonably be expected to result in an adverse effect on the Purchased Royalty Interests, (iv) create, incur, assume or suffer to exist any Lien, upon or with respect to the Purchased Royalty Interests, or agree to do or suffer to exist any of the foregoing, except for any Permitted Liens, (v) amend Sections 7.5 or 7.6 of the Incyte Agreement or (vi) amend Sections 5.4 or 5.5 of the Merck Agreement.

(b)Subject to Section 5.02(g), Seller Parent shall, as promptly as practicable, provide to Purchaser copies of any formal notice or report directly relating to the Purchased Royalty

[********] = Certain confidential information contained in this document, marked by brackets, is filed with the Securities and Exchange Commission pursuant to Rule 24b-2 of the Securities Exchange Act of 1934, as amended.

Interests and prepared by Incyte or Merck, as applicable, it has received pursuant to the Incyte Agreement or the Merck Agreement, as applicable.

(c)Subject to Section 5.02(g), as promptly as practicable after (A) receiving written or oral notice from Incyte or Merck, as applicable (i) terminating the Incyte Agreement or the Merck Agreement, respectively, (ii) alleging any breach of or default or dispute under the Incyte Agreement or the Merck Agreement, as applicable, by Seller Parent which, if not cured or adversely determined, as applicable, could reasonably be expected to result, individually or in the aggregate, in a Material Adverse Effect, or (iii) asserting the existence of any facts, circumstances or events which alone or together with other facts, circumstances or events could reasonably be expected (with or without the giving of notice or passage of time or both) to give rise to a breach of or default under the Incyte Agreement or the Merck Agreement, as applicable, by Seller Parent which, if not cured, could reasonably be expected to result in a Material Adverse Effect, or give rise to the right to terminate the Incyte Agreement, or the Merck Agreement, as applicable, by Incyte or Merck, respectively, or (B) Seller or any of its Affiliates obtains Knowledge of any fact, circumstance or event which alone or together with other facts, circumstances or events could reasonably be expected (with or without the giving of notice or passage of time or both) to give rise to a breach of or default under the Incyte Agreement or the Merck Agreement, as applicable, by Seller Parent or its Affiliates which, if not cured, could reasonably be expected to result in a Material Adverse Effect, or give rise to the right to terminate the Incyte Agreement, or the Merck Agreement, as applicable, by Incyte or Merck, respectively, in each case, Seller Parent shall promptly give a written notice to Purchaser describing in reasonable detail the relevant dispute, breach or default, including a copy of any written notice received from Incyte or Merck, as applicable, and, in the case of any breach or default or alleged breach or default by Seller Parent, describing in reasonable detail any action Seller Parent proposes to take to dispute or correct such dispute, alleged breach or default and (i) dispute such breach or default, or (ii) cure as promptly as practicable such breach or default in accordance with applicable Law and in a manner consistent in all material respects with the standard with which Seller Parent or its Affiliates would dispute or cure a breach in the administration of its own business (assuming, for these purposes, that the Incyte Agreement or the Merck Agreement, as applicable, were the only business of Seller Parent).

(d)Seller Parent shall not take any actions under the Merck Agreement, the Incyte Agreement or the LICR Agreement that could reasonably be expected to result in a Material Adverse Effect without the prior written consent of Purchaser.  Notwithstanding anything to the contrary contained in this Agreement, Seller Parent and its Affiliates may directly or indirectly (including by sublicense or otherwise) research, develop, manufacture, use, sell, offer for sale (including marketing and promotion), import, distribute or otherwise commercialize any biopharmaceutical product or products, except as would be a breach of the Incyte Agreement or the Merck Agreement.

(e)Seller Parent shall, except as would not reasonably be expected to result in a Material Adverse Effect, ensure that all licenses, covenants, releases and other rights granted under the Incyte Agreement or the Merck Agreement, as applicable, by or on behalf of Seller Parent and each of its Affiliates are, and shall at all such times remain, valid, enforceable and in full force and effect to the extent required by the Incyte Agreement or the Merck Agreement, as applicable.

Section 5.06Audits.

[********] = Certain confidential information contained in this document, marked by brackets, is filed with the Securities and Exchange Commission pursuant to Rule 24b-2 of the Securities Exchange Act of 1934, as amended.

(a)Consultation.  During the term of this Agreement, Seller Parent and Purchaser shall consult with each other regarding the timing, manner and conduct of any audit of Incyte’s or Merck’s records, as applicable, with respect to the Royalties and the Milestones.  If in the course of such consultation, Purchaser requests that Seller Parent conduct an inspection or audit of Incyte’s or Merck’s records, as applicable (each a “Purchaser-Requested Audit”), with respect to the Royalties and the Milestones, as applicable, Seller Parent shall consider such request in good faith and act on such request in a manner consistent in all material respects with the standard with which Seller Parent would act in the administration of its own business (assuming, for these purposes, that the Incyte Agreement or the Merck Agreement, as applicable, were the only business of Seller Parent).  During any time that the Purchased Royalty Interests owned by Purchaser constitute a greater percentage of the royalties associated with the Incyte Agreement or the Merck Agreement than is then owned by Seller and its Affiliates, then the above-referenced Purchaser-Requested Audit (and the below referenced License Party Audit) shall become an automatic mandatory rights of Purchaser (with Seller Parent or its assignee retaining its own separate right) not subject to Seller’s prior consent and Purchaser shall have the right to require Seller and its Affiliates to enforce provisions contained in the Incyte Agreement or the Merck Agreement as applicable.

(b)Audits.  To the extent Seller Parent has the right to perform or cause to be performed inspections or audits under the Incyte Agreement or the Merck Agreement, as applicable, regarding payments payable and/or paid thereunder (each, a “License Party Audit”), Seller Parent, subject to Section 5.06(a), shall exercise such right in Seller Parent’s sole discretion.  If conducting a Purchaser-Requested Audit, Seller Parent shall, to the extent permitted by the Incyte Agreement or the Merck Agreement, as applicable, select such public accounting firm to conduct the Purchaser-Requested Audit as Purchaser shall reasonably recommend, and reasonably acceptable to Seller Parent, for such purpose.  Subject to Section 5.02(g), as promptly as practicable after completion of any License Party Audit (whether or not requested by Purchaser), Seller Parent shall deliver to Purchaser an audit report summarizing the results of such License Party Audit.  If an inspection or audit constitutes a Purchaser-Requested Audit, all of the expenses of any such Purchaser-Requested Audit (including, without limitation, the fees and expenses of the independent public accounting firm) that would otherwise be borne by Seller Parent pursuant to the Incyte Agreement or the Merck Agreement, as applicable, shall instead be borne (as such expenses are incurred, upon the provision to Purchaser of written documentation evidencing such expenses) by Purchaser, provided that any reimbursement by Incyte or Merck, as applicable, of the expenses of the Purchaser-Requested Audit shall belong to Purchaser.  Any deficiency in payments of Royalties or Milestones made by Incyte or Merck, as applicable, demonstrated in a License Party Audit shall be paid promptly, in accordance with the Incyte Agreement or the Merck Agreement, as applicable, to Purchaser and Seller by deposit in the Joint Escrow Account for further distribution to Purchaser and Seller pursuant to the terms hereof.

Section 5.07Notice.

Each Seller Party shall provide Purchaser with written notice as promptly as practicable (and in any event within five (5) Business Days) after becoming aware of any of the following:

i.any Bankruptcy Event;

[********] = Certain confidential information contained in this document, marked by brackets, is filed with the Securities and Exchange Commission pursuant to Rule 24b-2 of the Securities Exchange Act of 1934, as amended.

ii.any material breach or default by a Seller Party of any covenant, agreement or other provision of this Agreement or any other Transaction Document to which such Seller Party is a party; or

iii.any representation or warranty made by Seller Parent in any of the Transaction Documents or in any certificate delivered to Purchaser pursuant hereto shall prove to be untrue, inaccurate or incomplete in any material respect on the date as of which made;

with, in the case of clause (i) above, a copy to the Depository Bank.  If Purchaser has actual notice of any Bankruptcy Event, it shall be entitled to give written notice thereof to the Depository Bank, provided it concurrently delivers a copy thereof to Seller.

Section 5.08Seller Operations.

Except as permitted under Section 8.04, all of the equity interests in Seller are, and shall always be, owned, directly or indirectly, by Seller Parent.  Following the Closing, Seller will not acquire or otherwise possess any assets or incur any liabilities, Liens (other than Permitted Liens) or other obligations (contractual or otherwise) except in connection with the performance of its obligations under the Transaction Documents or resulting out of the ownership of assets that are not the Purchased Royalty Interests.  Seller will not undertake any actions other than to enter into and perform its obligations under the Transaction Documents and all documents, instruments, or agreements directly related thereto.  Neither Seller nor Seller Parent or any of their Affiliates or any manager of Seller shall amend or alter the Seller Organizational Documents, agree to dissolve Seller or otherwise windup its affairs or allow or take any action for Seller to become subject to any Bankruptcy Event.  Seller Parent shall use commercially reasonable efforts to complete the dissolution of Agenus Switzerland and the transfer of all of the assets and liabilities of Agenus Switzerland to Seller Parent in a timely fashion.

Section 5.09Special Purpose Vehicle Covenants

(a)Seller will at all times remain in existence as a limited liability company separate and distinct from Seller Parent or any other Person and will not consent to or enter into any agreement or contract with respect to any reorganization, merger, recapitalization or consolidation of Seller with or into any other Person.  Seller shall maintain its accounts, books and records separate from any other Person (including Seller Parent) and will not commingle any funds with any other Person (including Seller Parent).

(b)Seller shall not:

(i)fail to hold itself out to the public and all other Persons as a legal entity separate from the owners of its capital stock and from any other Person;

(ii)commingle its assets with assets of any other Person except in connection with, and for the limited purposes of, operation of the Joint Escrow Account;

(iii)fail to conduct its business only in its own name, nor fail to comply with all organizational formalities necessary to maintain its separate existence;

[********] = Certain confidential information contained in this document, marked by brackets, is filed with the Securities and Exchange Commission pursuant to Rule 24b-2 of the Securities Exchange Act of 1934, as amended.

(iv)fail to maintain separate financial statements, showing its assets and liabilities separate and apart from those of any other Person nor have its assets listed on any financial statement of any other Person; provided, however, that Seller’s assets may be included in a consolidated financial statement of its Affiliates in conformity with applicable provisions of GAAP (provided that such assets shall also be listed on Seller’s own separate balance sheet);

(v)fail to pay its own liabilities and expenses only out of its own funds, except in respect of short term advances to be repaid;

(vi)enter into any transaction with an Affiliate except transactions that are at prices and on terms and conditions that could be obtained on an arm’s-length basis from unrelated Third Parties;

(vii)fail to correct any known misunderstanding regarding its separate identity and not identify itself as a department or division of any other Person;

(viii)fail to maintain adequate capital in light of its contemplated business purpose, transactions and liabilities; provided, however, that the foregoing shall not require the holders of its capital stock to make additional capital contributions to Seller;

(ix)fail to cause the representatives of Seller to act at all times with respect to Seller consistently and in furtherance of the foregoing and in the best interests of Seller;

(x)make any payment or distribution of assets with respect to any obligation of any other person other than as required under trade or commercial agreements entered into in the ordinary course of business; or

(xi)engage in any business activity other than as contemplated hereunder or under the other Transaction Documents and any activities ancillary or related thereto.

Section 5.10Patent Maintenance

(a)Seller Parent and its Affiliates shall, subject to the provisions of the Incyte Agreement and any rights of Incyte thereunder, and except as would not reasonably be expected to result in a Material Adverse Effect, (i) prosecute and maintain the Licensed Patents licensed to Incyte in accordance with, and, subject to, the Incyte Agreement, and (ii) not disclaim or abandon any of such applicable Licensed Patents, or fail to take any commercially reasonable action necessary to prevent the disclaimer or abandonment of such applicable Licensed Patents, except, in each case, where the disclaimer or abandonment of any such applicable Licensed Patents is commercially reasonable or is pursuant to instruction by Incyte or Merck.  For the avoidance of doubt, Seller Parent shall have no obligation to pursue, request or obtain patent term extension under 35 U.S.C. 156, or any foreign counterpart thereto, in connection with any Licensed Patent.

(b)With respect to patent applications included in the Licensed Patents, Seller Parent and its Affiliates shall exercise commercially reasonable judgment in the continued prosecution and maintenance of each patent application included in the Licensed Patents and of any continuation or divisional patent application thereof.

[********] = Certain confidential information contained in this document, marked by brackets, is filed with the Securities and Exchange Commission pursuant to Rule 24b-2 of the Securities Exchange Act of 1934, as amended.

Section 5.11[********]

If Seller Parent or an Affiliate [********] or [********] (as applicable), and/or [********] by [********], as applicable, [********] Seller Parent or its Affiliates (any [********], a “[********]”)], and Seller Parent or its Affiliates [********] or [********] or [********] with respect to the [********] and [********] of such [********] (each a [********]), then this Agreement shall [********] or [********], as applicable, [********] (e.g., the [********] in respect of [********] would result in [********]), and such [********] shall be deemed to be part of the [********]. If Seller Parent or an Affiliate [********] and Seller Parent or such Affiliate [********] or [********] (each a “[********]”) prior to the [********], then on or before [********] of such [********], the parties shall [********] or [********], as applicable, [********] (e.g., the [********] in respect of [********] would result in [********]). For purposes of the foregoing, with respect to [********] that are [********], a [********] will consist of the [********] under a [********] or by Seller under a [********], but only to the extent Seller or its Affiliates [********] or [********] under the [********] or the [********] (as applicable) prior to [********].

ARTICLE VI
THE CLOSING; CONDITIONS TO CLOSING

Section 6.01Closing.

Subject to the closing conditions set forth in Sections 6.02 and 6.03, the closing of the transactions contemplated under this Agreement (the “Closing”) shall take place on the date hereof, or such later date as may be agreed upon by Purchaser and Seller (such date, the “Closing Date”).

Section 6.02Conditions Applicable to Purchaser in Closing.

The obligations of Purchaser to effect the Closing, including the requirement to pay the Purchase Price pursuant to Section 2.03, shall be subject to the satisfaction of each of the following conditions, as of the Closing Date, any of which may be waived by Purchaser in its sole discretion:

(a)Accuracy of Representations and Warranties.  The representations and warranties of the Seller Parent set forth in the Transaction Documents shall be true, correct and complete in all material respects, as of the Closing Date.

(b)No Adverse Circumstances.  There shall not have occurred or be continuing any event or circumstance described in the definition of a Material Adverse Effect.

(c)Litigation.  No action, suit, litigation, proceeding or investigation shall have been instituted, be pending or, to the Knowledge of Seller and its Affiliates, threatened (i) challenging or seeking to make illegal, to delay or otherwise directly or indirectly to restrain or prohibit the consummation of the transactions contemplated by this Agreement, or seeking to obtain damages

[********] = Certain confidential information contained in this document, marked by brackets, is filed with the Securities and Exchange Commission pursuant to Rule 24b-2 of the Securities Exchange Act of 1934, as amended.

in connection with the transactions contemplated by this Agreement, or (ii) seeking to restrain or prohibit Purchaser’s acquisition or future receipt of the Purchased Royalty Interests.

(d)Officer’s Certificate.  Purchaser shall have received a certificate of the President of Seller pursuant to which such officer certifies that the conditions set forth in Sections 6.02(a), (b) and (c) shall have been satisfied in all material respects.

(e)Bill of Sale.  A Bill of Sale substantially in the form set forth in Exhibit A shall have been executed and delivered by Seller to Purchaser, and Purchaser shall have received the same.

(f)Legal Opinion.  Purchaser shall have received the opinions of Goodwin Procter LLP, counsel to Seller, in the form set forth in Exhibit H.

(g)Corporate Documents of Seller and Seller Parent.  Purchaser shall have received certificates of an executive officer of each of Seller and Seller Parent (the statements made in which shall be true and correct on and as of the Closing Date):  (i) attaching copies, certified by such officer as true and complete, of the certificate of formation or incorporation and the operating agreement or by-laws, as applicable, of Seller or Seller Parent (as applicable); (ii) attaching copies, certified by such officer as true and complete, of resolutions of the board of directors or Sole Manager, as applicable, of Seller or Seller Parent (as applicable) authorizing and approving the execution, delivery and performance by Seller or Seller Parent (as applicable) of the Transaction Documents and the transactions contemplated herein and therein; (iii) setting forth the incumbency of the officer or officers of Seller or Seller Parent (as applicable) who have executed and delivered the Transaction Documents including therein a signature specimen of each officer or officers; and (iv) attaching copies, certified by such officer as true and complete, of a certificate of the appropriate Governmental Authority of Seller’s or Seller Parent’s (as applicable) jurisdiction of incorporation, stating that such party is in good standing under the laws of such jurisdiction.

(h)Covenants.  (i) Seller shall have complied in all material respects with the covenants set forth in the Transaction Documents and (ii) Seller Parent shall have complied in all material respects with the covenants set forth in the Transaction Documents to which it is a party.

(i)Financing Statements.  Purchaser shall have received such other certificates, documents and financing statements as Purchaser may reasonably request, including one or more financing statements satisfactory to Purchaser to create, evidence and perfect the sale of the Purchased Royalty Interests pursuant to Section 2.01(c) and the back-up security interest granted pursuant to Section 2.01(d).

(j)Release of Liens.  Seller Parent shall have received an executed and delivered authorization from HealthCare Royalty Partners III, L.P., as secured party on its own behalf and in a representative capacity for certain of its affiliates (the “Secured Party”) to release the Lien of the Secured Party on the Purchased Royalty Interests pursuant to that certain Security Agreement dated January 19, 2018, by and between Seller Parent and Secured Party.

[********] = Certain confidential information contained in this document, marked by brackets, is filed with the Securities and Exchange Commission pursuant to Rule 24b-2 of the Securities Exchange Act of 1934, as amended.

Section 6.03Conditions Applicable to Seller in Closing.

The obligations of Seller to effect the Closing shall be subject to the satisfaction of each of the following conditions, any of which may be waived by Seller in its sole discretion:

(a)Accuracy of Representations and Warranties.  The representations and warranties of Purchaser set forth in this Agreement shall be true, correct and complete as of the Closing Date in all material respects.

(b)Litigation.  No action, suit, litigation, proceeding or investigation shall have been instituted, be pending or, to the actual knowledge of Purchaser, threatened (i) challenging or seeking to make illegal, to delay or otherwise directly or indirectly to restrain or prohibit the consummation of the transactions contemplated by this Agreement, or seeking to obtain damages in connection with the transactions contemplated by this Agreement, or (ii) seeking to restrain or prohibit Purchaser’s acquisition of the Purchased Royalty Interests.

(c)Officer’s Certificate.  Seller shall have received at the Closing a certificate of an authorized representative of Purchaser certifying that the conditions set forth in Sections 6.03(a), ((b)) and ((d)) have been satisfied in all respects as of the Closing Date.

(d)Covenants.  Purchaser shall have complied in all material respects with the covenants set forth in the Transaction Documents.

(e)Purchase Price.  Seller shall have received payment of the Purchase Price in accordance with Section 2.03.

(f)Release of Liens.  Seller Parent shall have received an executed and delivered Lien release from the Secured Party.

ARTICLE VII
EXPIRATION

Section 7.01Expiration Date.

This Agreement shall terminate six (6) months following receipt by Purchaser of all payments of the Purchased Royalty Interests to which it is entitled hereunder.

Section 7.02	Effect of Expiration.

In the event of the expiration of this Agreement pursuant to Section 7.01, this Agreement shall forthwith become void and have no effect without any liability on the part of any party hereto or its Affiliates, directors, officers, stockholders, managers or members other than the provisions of this Section 7.02 and Sections 5.02, 8.01 and 8.05 hereof, which shall survive any termination as set forth in Section 8.01.  Nothing contained in this Section 7.02 shall relieve any party from liability for any breach of this Agreement.

[********] = Certain confidential information contained in this document, marked by brackets, is filed with the Securities and Exchange Commission pursuant to Rule 24b-2 of the Securities Exchange Act of 1934, as amended.

ARTICLE VIII
MISCELLANEOUS

Section 8.01Survival.

All representations and warranties made herein and in any other Transaction Document or any closing certificates delivered pursuant to this Agreement shall survive the execution and delivery of this Agreement and the Closing and shall continue to survive until the receipt by Purchaser of the last payment due pursuant to the terms of both the Incyte Agreement and the Merck Agreement.  Notwithstanding anything in this Agreement or implied by law to the contrary, all of the agreements contained in Sections 5.02, 8.01 and 8.05 shall survive indefinitely following the execution and delivery of this Agreement and the Closing and the expiration of this Agreement.

Section 8.02Specific Performance.

Each of the parties hereto acknowledges that the other parties will have no adequate remedy at law if it fails to perform any of its obligations under any of the Transaction Documents.  In such event, each of the parties agrees that the other parties shall have the right, in addition to any other rights they may have (whether at law or in equity), to specific performance of this Agreement.

Section 8.03Notices.

All notices, consents, waivers and communications hereunder given by any party to the other shall be in writing and delivered personally, by hand, by a recognized overnight courier, or by dispatching the same by certified or registered mail, return receipt requested, with postage prepaid, or by email (provided any notice given by email shall also be given by another method of delivery permitted by this Section 8.03), in each case addressed:

If to Purchaser:

XOMA (US) LLC

2200 Powell Street

Suite 310
Emeryville, CA 94608

Attention: Legal Department
Email: bob.maddox@xoma.com

with a copy (which shall not constitute notice) to:

Donahue Fitzgerald LLP

1999 Harrison St. 25th Floor

Oakland, California 94612

Attention:  Steven K. Lee, Esq.
Email: slee@donahue.com

If to Seller Parent:

Agenus Inc.

[********] = Certain confidential information contained in this document, marked by brackets, is filed with the Securities and Exchange Commission pursuant to Rule 24b-2 of the Securities Exchange Act of 1934, as amended.

3 Forbes Road

Lexington, MA 02421

Attention: Legal Department

Email: evan.kearns@agenusbio.com

If to Seller:

Agenus Royalty Fund, LLC

3 Forbes Road

Lexington, MA 02421

Attention: Legal Department

Email: evan.kearns@agenusbio.com

with a copy (which shall not constitute notice) to:

Goodwin Procter LLP

100 Northern Ave

Boston, MA 02210

Attention: Arthur R. McGivern, Esq.

Email: AMcGivern@goodwinlaw.com

or to such other address or addresses as Purchaser, Seller Parent or Seller may from time to time designate by notice as provided herein, except that notices of changes of address shall be effective only upon receipt.  All such notices, consents, waivers and communications shall:  (a) when posted by certified or registered mail, postage prepaid, return receipt requested, be effective three (3) Business Days after dispatch, unless such communication is sent trans-Atlantic, in which case they shall be deemed effective five (5) Business Days after dispatch, (b) when delivered by a recognized overnight courier or in person, be effective upon receipt when hand delivered or (c) on the date sent by e-mail of a PDF document if sent during normal business hours of the recipient, and on the next Business Day if sent after normal business hours of the recipient, and followed by a transmission pursuant to another method of delivery permitted by this Section 8.03.

Section 8.04Successors and Assigns.

The provisions of this Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns.  Neither Seller Party shall be entitled to assign any of their obligations and rights under the Transaction Documents to which such Seller Party is a party without the prior written consent of Purchaser.  Purchaser may assign any of its obligations and rights under the Transaction Documents, without restriction and without the consent of Seller; provided that, notwithstanding any assignment pursuant to this Section 8.04, Purchaser shall remain obligated with respect to the payment of the Purchase Price in connection with the Closing.

Section 8.05Indemnification.

(a)Seller Parent hereby agrees to indemnify and hold Purchaser and its Affiliates and any of their respective partners, directors, managers, members, officers, employees and agents

[********] = Certain confidential information contained in this document, marked by brackets, is filed with the Securities and Exchange Commission pursuant to Rule 24b-2 of the Securities Exchange Act of 1934, as amended.

(each a “Purchaser Indemnified Party”) harmless from and against any and all Losses incurred or suffered by any Purchaser Indemnified Party arising out of (i) any breach of any representation, warranty or certification made by a Seller Party in any of the Transaction Documents to which such Seller Party is a party or certificates given by such Seller Party in writing pursuant hereto or thereto, (ii) any breach of or default under any covenant or agreement by a Seller Party pursuant to any Transaction Document to which such Seller Party is a party; (iii) any Excluded Liabilities and Obligations, (iv) any breach of any representation, warranty or certification made by a Seller Party in any of the Transaction Documents to which such Seller Party is party or certificates given by a Seller Party to Purchaser in writing pursuant to any Transaction Document to which such Seller Party is a party, to the extent directly or indirectly related to the Purchased Royalty Interests or the Purchaser’s interest therein or (v) any breach of or default under any covenant or agreement by a Seller Party pursuant to any Transaction Document to which such Seller Party is party, to the extent directly or indirectly related to the Purchased Royalty Interests or Purchaser’s interest therein; provided that the foregoing shall exclude any indemnification to any Purchaser Indemnified Party (i) that results from the gross negligence or willful misconduct of such Purchaser Indemnified Party, or (ii) to the extent resulting from acts or omissions of Seller Parent or any of its Affiliates based upon the written instructions from any Purchaser Indemnified Party.

(b)Purchaser hereby agrees to indemnify and hold Seller Parent, its Affiliates and any of their respective partners, directors, managers, officers, employees and agents (each a “Seller Indemnified Party”) harmless from and against any and all Losses incurred or suffered by a Seller Indemnified Party arising out of any breach of any representation, warranty or certification made by Purchaser in any of the Transaction Documents or certificates given by Purchaser in writing pursuant hereto or thereto or any breach of or default under any covenant or agreement by Purchaser pursuant to any Transaction Document, to the extent any such Losses are not subject to indemnification by Seller hereunder; provided, however, that the foregoing shall exclude any indemnification to any Seller Indemnified Party (i) that results from the gross negligence or willful misconduct of such Seller Indemnified Party, or (ii) to the extent resulting from acts or omissions of Purchaser or any of its Affiliates based upon the written instructions from any Seller Indemnified Party.

(c)If any claim, demand, action or proceeding (including any investigation by any Governmental Authority) shall be brought or alleged against an indemnified party in respect of which indemnity is to be sought against an indemnifying party pursuant to the preceding paragraphs, the indemnified party shall, promptly after receipt of notice of the commencement of any such claim, demand, action or proceeding, notify the indemnifying party in writing of the commencement of such claim, demand, action or proceeding, enclosing a copy of all papers served, if any, provided that, the omission to so notify such indemnifying party will not relieve the indemnifying party from any liability that it may have to any indemnified party under the foregoing provisions of this Section 8.05 unless, and only to the extent that, such omission results in the forfeiture of, or have a material adverse effect on the exercise or prosecution of, substantive rights or defenses by the indemnifying party.  In case any such action is brought against an indemnified party and it notifies the indemnifying party of the commencement thereof, the indemnifying party will be entitled to participate therein and, to the extent that it may wish and provided that the indemnifying party acknowledges in writing to the indemnified party that it would have an indemnity obligation pursuant to this Section 8.05 with respect to such action, to assume and control the defense thereof, with counsel reasonably satisfactory to such indemnified party, and

[********] = Certain confidential information contained in this document, marked by brackets, is filed with the Securities and Exchange Commission pursuant to Rule 24b-2 of the Securities Exchange Act of 1934, as amended.

after notice from the indemnifying party to such indemnified party of its election so to assume the defense thereof, the indemnifying party will not be liable to such indemnified party under this Section 8.05 for any legal or other expenses subsequently incurred by such indemnified party in connection with the defense thereof other than reasonable costs of investigation.  In any such proceeding, an indemnified party shall have the right to retain its own counsel, but the reasonable fees and expenses of such counsel shall be at the expense of such indemnified party; provided that the indemnifying party shall be responsible for the indemnified party’s reasonable fees and expenses of such counsel if (i) the indemnifying party and the indemnified party shall have mutually agreed to the retention of such counsel, (ii) the indemnifying party has assumed the defense of such proceeding and has failed within a reasonable time to retain counsel reasonably satisfactory to such indemnified party or (iii) the named parties to any such proceeding (including any impleaded parties) include both the indemnifying party and the indemnified party and representation of both parties by the same counsel would be inappropriate due to actual or potential conflicts of interests between them based on the advice of counsel to the indemnified party.  It is agreed that the indemnifying party shall not, in connection with any proceeding or related proceedings in the same jurisdiction, be liable for the reasonable fees and expenses of more than one separate law firm (in addition to local counsel where necessary) for all such indemnified parties.  The indemnifying party shall not be liable for any settlement of any proceeding effected without its written consent, but if settled with such consent or if there be a final judgment for the plaintiff, the indemnifying party agrees to indemnify the indemnified party from and against any indemnifiable Loss under this Agreement by reason of such settlement or judgment.  No indemnifying party shall, without the prior written consent of the indemnified party, effect any settlement of any pending or threatened proceeding in respect of which any indemnified party is or could have been a party and indemnity could have been sought hereunder by such indemnified party, unless such settlement (i) includes an unconditional written release of such indemnified party, in form and substance reasonably satisfactory to the indemnified party, from all liability on claims that are the subject matter of such claim or proceeding, (ii) does not include any statement as to an admission of fault, culpability or failure to act by or on behalf of any indemnified party and (iii) does not impose any continuing material obligation or restrictions on any indemnified party.

(d)No claim for indemnification hereunder for breach of any representations or warranties contained in any Transaction Document may be made after the expiration of the survival period applicable to such representation or warranty; provided that any written claim for breach thereof made prior to such expiration date and delivered to the party against whom such indemnification is sought shall survive thereafter with respect to such claim.

(e)Following the date first written above, except in the case of fraud or intentional breach, the indemnification afforded by this Section 8.05 shall be the sole and exclusive remedy for any and all Losses sustained or incurred by a party hereto in connection with the transactions contemplated by the Transaction Documents, including with respect to any breach of any representation, warranty or certification made by a party hereto in any of the Transaction Documents or certificates given by a party in writing pursuant hereto or thereto or any breach of or default under any covenant or agreement by a party pursuant to any Transaction Document.  NOTWITHSTANDING ANYTHING TO THE CONTRARY CONTAINED IN THIS AGREEMENT OR PROVIDED FOR UNDER APPLICABLE LAW, EXCEPT AS PROVIDED FOR IN THIS SECTION 8.05 AND FOR INSTANCES OF ACTUAL FRAUD OR WILLFUL

[********] = Certain confidential information contained in this document, marked by brackets, is filed with the Securities and Exchange Commission pursuant to Rule 24b-2 of the Securities Exchange Act of 1934, as amended.

MISCONDUCT, NONE OF THE PARTIES HERETO SHALL BE LIABLE TO ANY OTHER PARTY HERETO OR ANY PERSON, WHETHER IN CONTRACT, TORT OR OTHERWISE, FOR ANY INDIRECT, INCIDENTAL, CONSEQUENTIAL, SPECIAL, EXEMPLARY, PUNITIVE OR MULTIPLE DAMAGES OR LOST PROFITS  RELATING TO THE BREACH OR ALLEGED BREACH HEREOF, WHETHER OR NOT THE POSSIBILITY OF SUCH DAMAGES HAVE BEEN DISCLOSED TO ANY PARTY HERETO IN ADVANCE OR COULD HAVE BEEN REASONABLY FORESEEN.  Notwithstanding the foregoing, in the event of any breach or failure in performance of any covenant or agreement contained in any Transaction Document, the non-breaching party shall be entitled to seek specific performance, injunctive or other equitable relief.  For clarity, neither party shall have any right to terminate this Agreement or any other Transaction Document as a result of any breach by the other party hereof or thereof, but instead shall have the right to seek indemnification under this Section 8.05 and such specific performance.

(f)Other than with respect to a breach of Sections 5.04, 5.08 or 5.09, or any fraud or intentional breach, in no event shall the maximum aggregate amount of Losses that may be recovered by the Purchaser Indemnified Parties under this Agreement pursuant to Section 8.05 [********].

Section 8.06Independent Nature of Relationship.

(a)The relationship between the Seller Parties, on the one hand, and Purchaser is solely that of sellers and purchaser, and neither Purchaser nor Seller has any fiduciary or other special relationship with the other or any of their respective Affiliates.  Nothing contained herein or in any other Transaction Document shall be deemed to constitute the Seller Parties and Purchaser as a partnership, an association, a joint venture or other kind of entity or legal form.  Any party shall not refer other party as a “partner” or the relationship as a “partnership” or “joint venture”.

(b)No officer or employee of Purchaser will be located at the premises of Seller Parent or any of its Affiliates.  No officer, manager or employee of Purchaser shall engage in any commercial activity with Seller Parent or any of its Affiliates other than as contemplated herein and in the other Transaction Documents.

(c)Seller Parent and/or any of its Affiliates shall not at any time obligate Purchaser, or impose on Purchaser any obligation, in any manner or respect to any Person not a party hereto.

Section 8.07Tax.

(a)For U. S, federal, state and local income tax purposes, Seller and Purchaser shall treat the transactions contemplated by the Transaction Documents as a sale of the Purchased Royalty Interests.  The parties hereto agree not to take any position that is inconsistent with the provisions of this Section 8.07(a) on any tax return or in any audit or other administrative or judicial proceeding unless otherwise required by law (including a good faith resolute of any tax audit).  If there is an inquiry by any Governmental Authority of Purchaser or Seller related to this Section 8.07(a), Seller and Purchaser shall cooperate in responding to such inquiry in a reasonable manner consistent with this Section 8.07(a).

[********] = Certain confidential information contained in this document, marked by brackets, is filed with the Securities and Exchange Commission pursuant to Rule 24b-2 of the Securities Exchange Act of 1934, as amended.

(b)To the extent any amount is withheld at source from a payment made pursuant to the Incyte Agreement or the Merck Agreement, as applicable, such withheld amount shall for all purposes of this Agreement be treated as paid to Seller and Purchaser on a pro rata basis in accordance with each of the party’s underlying ownership interest in each such payment (taking into account any amounts withheld); e.g., with respect to Purchaser, amounts so withheld shall be attributed to Purchaser, and deemed paid to Purchaser, in accordance with the Purchased Royalty Interests.  Any amounts withheld pursuant to this Section 8.07(b) attributable to Purchaser shall be credited for the account of Purchaser.  If there is an inquiry by any Governmental Authority of Purchaser related to this Section 8.07, Seller shall cooperate with Purchaser in responding to such inquiry in a reasonable manner consistent with this Section 8.07.  Neither party shall have any obligation to gross-up or otherwise pay the other party any amounts with respect to source withholding.  All amounts withheld at source as described herein shall for all purposes of this Agreement be deemed to have been received by the party to which they are attributed as provided above or to which the payment subject to such withholding was made.

(c)Any and all payments from Seller to Purchaser under this Agreement shall be made without any deduction or withholding of any tax except as required by applicable law, provided that Seller shall not make any deduction or withholding of any U.S. tax as long as Purchaser has delivered to Seller a properly executed IRS Form W-9 or any other applicable or successor forms prior to the payment and that as a result withholding is not required by applicable law.  If any withholding or deduction is required at source from a payment made pursuant to the Incyte Agreement, the Merck Agreement or this Agreement, Seller and Purchaser shall take commercially reasonable measures and cooperate with Incyte or Merck, as applicable, to obtain any available reduction or exemption from such tax.

Section 8.08Entire Agreement.

This Agreement, together with the Exhibits and Schedule hereto (which are incorporated herein by reference), and the other Transaction Documents, constitute the entire agreement between the parties with respect to the subject matter hereof and supersede all prior agreements, understandings and negotiations, both written and oral, between the parties with respect to the subject matter of this Agreement.  No representation, inducement, promise, understanding, condition or warranty not set forth herein (or in the Exhibits, Schedule or other Transaction Documents) has been made or relied upon by either party hereto.  None of this Agreement, nor any provision hereof, is intended to confer upon any Person other than the parties hereto any rights or remedies hereunder.

Section 8.09Governing Law.

This Agreement shall be construed in accordance with and governed by the laws of the State of New York without giving effect to the principles of conflicts of law thereof.

Section 8.10Severability.

If one or more provisions of this Agreement are held to be unenforceable under applicable law, such provision shall be excluded from this Agreement and the balance of the Agreement shall

[********] = Certain confidential information contained in this document, marked by brackets, is filed with the Securities and Exchange Commission pursuant to Rule 24b-2 of the Securities Exchange Act of 1934, as amended.

be interpreted as if such provision were so excluded and shall be enforceable in accordance with its terms.

Section 8.11Counterparts; Effectiveness.

This Agreement may be signed in any number of counterparts, each of which shall be an original, with the same effect as if the signatures thereto and hereto were upon the same instrument.  This Agreement shall become effective when each party hereto shall have received a counterpart hereof signed by the other party hereto.  Any counterpart may be executed by electronic signature and such electronic signature shall be deemed an original.

Section 8.12Amendments; No Waivers.

(a)This Agreement or any term or provision hereof may not be amended, changed or modified except with the written consent of the parties hereto.  No waiver of any right hereunder shall be effective unless such waiver is signed in writing by the party against whom such waiver is sought to be enforced.

(b)No failure or delay by any party in exercising any right, power or privilege hereunder shall operate as a waiver thereof nor shall any single or partial exercise thereof preclude any other or further exercise thereof or the exercise of any other right, power or privilege.  The rights and remedies herein provided shall be cumulative and not exclusive of any rights or remedies provided by law.

[Signature page follows]

[********] = Certain confidential information contained in this document, marked by brackets, is filed with the Securities and Exchange Commission pursuant to Rule 24b-2 of the Securities Exchange Act of 1934, as amended.

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed by their respective authorized officers as of the date first above written.

Agenus Inc.

By: /s/Garo H. Armen

Name: Garo H. Armen

Title:   Chairman and CEO

Agenus Royalty Fund, LLC

By: /s/Christine M. Klaskin

Name: Christine M. Klaskin

Title:   Treasurer

[Signature Page to Royalty Purchase Agreement]

[********] = Certain confidential information contained in this document, marked by brackets, is filed with the Securities and Exchange Commission pursuant to Rule 24b-2 of the Securities Exchange Act of 1934, as amended.

xoma (us) llc

By: /s/Jim Neal

Name:Jim Neal

Title:CEO

[Signature Page to Royalty Purchase Agreement]

[********] = Certain confidential information contained in this document, marked by brackets, is filed with the Securities and Exchange Commission pursuant to Rule 24b-2 of the Securities Exchange Act of 1934, as amended.